Life On Earth, Inc. Signs Binding Letter of Intent to Purchase Wild Poppy Company, Inc. of Los Angeles, CA.

Company Expects The Acquisition To Close Within the Current Quarter.

NEW YORK, NY- December 27, 2018- Life On Earth, Inc. (OTCQB: LFER) announced today that it has entered into a Binding Letter Of Intent to acquire 100% ownership interest in Wild Poppy Company, Inc. (“Wild Poppy”) to add to its current portfolio offering of All Natural, Organic, and Better For You lifestyle brands. Through the Wild Poppy transaction, LFER expects to add additional top line revenues as well as additional retailers to its already existing portfolio of branded products and distribution. Wild Poppy, based in Los Angeles, CA, is an all-natural soda and exotic juice beverage company with established distribution in major retailers such as Safeway, H-E-B, Whole Foods, and other regional (Southern California) and nationally recognized retailers.

“This latest acquisition of the Wild Poppy brand marks our last acquisition for this year and perhaps for the near future. We now have four brands in which we are working on some exciting initiatives including entering a new market segment which has been talked about for some time in our industry. With the recent passing of the 2018 Farm Bill, we feel that the timing for our company to complete the final stages of product development of our flagship brand, Just Chill, is underway and one in which we will be rolling out new products, functionalities, flavors, and packaging in early 2019. Our goal is to showcase our new product launches as well as incorporate the latest edition to our family of brands, like Wild Poppy, as well as the people behind them who helped bring them to market. We are focused on showcasing our new initiatives at an upcoming trade show this coming March 2019.” said Mr. Fernando Oswaldo Leonzo, Life On Earth, Inc.’s Chief Executive Officer.

Mr. George Bryson, Wild Poppy, Inc. founder stated; “We are proud and excited to be partnering with Life On Earth. We’re seeing what they have been doing behind the scenes to support the brands they have acquired over the past year and we’re confident they will do the same for Wild Poppy. We want to be part of that bigger picture. There is still so much untapped market opportunity and we believe that together we can take the market share that can grow this company substantially faster than if we had gone it alone.”

Transaction Highlights:

-	Life On Earth, Inc. (LFER) acquires another brand in the All Natural and Organic beverage category which is the fastest growing segment of the beverage category.
-	The Wild Poppy Brand will add immediately to LFER’S current revenues.
-	Distribution Synergies with regards to working with UNFI and KeHE among other DSD channels will be a top priority.
-	Supply Chain Synergies. LFER will now have four brands in which to negotiate with consolidated vendors and bottlers and in multiple areas of the country for better logistics and efficiencies.
-	Human Resource additions. The transaction will bring on board a key individual to help with the innovation and supply chain aspect of the LFER organization.
-	Enhanced Social Media presence for LFER as well as its brands.
-	Below are the links to the media exposure of the Wild Poppy brand over the past several years.

Press on Wild Poppy:

https://www.foodabletv.com/blog/2017/5/24/wild-poppy-sustainable-beverage

https://www.spins.com/specialty-sings-at-the-summer-fancy-food-show/

About Life On Earth, Inc.

Life on Earth, Inc. (“LFER”), a "Make It Better" consumer based Brand Accelerator Company is a dynamic and innovative all-natural consumables products company focused but not limited to the beverage and snack industry. At LFER, we have established a unique business model focused on building brands within the alternative beverage and snack space. Our brand model is complimented by our strong distribution subsidiaries in New York and California. The growth of “game changing” marketing applications, human capital resources and follow-on investments will help us deliver a fully integrated platform for the emerging and functional brand category that are good for our consumers as well as the environment.

Visit: www.lifeonearthinc.com

About Wild Poppy®

We are a California company with a national footprint, bringing fresh and clean drinks to market. Our brand persona embraces being "active, adventurous, authentic." Wild Poppy Juice launched in 2011 and we added Wild Poppy Soda in 2017. We have strong support among health conscious consumers and those who look for brands that are honest and transparent.

Visit: http://wildpoppy.life

SAFE HARBOR ACT

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Life on Earth, Inc.(the “Company”) its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy.  The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements, including those relating to the acquisition, being able to place the Company’s products in retail stores, the Company’s growth and expansion plans, among others, are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  No information in this press release should be construed in any way whatsoever as an indication of the Company’s future revenues, financial performance or stock price.   More information about the potential factors that could affect the business and financial results is and will be included in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.

Investors and Corporate

Please Contact: info@lifeonearthinc.com

(646) 844- 9897